Exhibit 99.3
ITEM 1. Business
The following business description is intended to help the reader understand the business of Nortel. This business description gives effect to the change in our reportable segments effective January 1, 2007. The discussion presented herein has been revised only to reflect the change in our reportable segments and replaces in its entirety the corresponding portions of the business description included in our Annual Report on Form 10-K for the year ended December 31, 2006 or the 2006 Annual Report. All dollar amounts in this business description are in millions of United States, or U.S. dollars except per share amounts or unless otherwise stated.
Overview
Nortel supplies end-to-end networking products and solutions that help organizations enhance and simplify communications. These organizations range from small businesses to multi-national corporations involved in all aspects of commercial and industrial activity, and from federal, state and local government agencies and the military to cable operators, wired and wireless telecommunications service providers, and Internet service providers. New technology and higher expectations for productivity, performance, ease of use, security, reduced operating costs, profitability and return on investment are creating far more complexity. At the same time, customers are demanding more simplicity as they find it increasingly challenging to design, operate, maintain and evolve their communications networks. Organizations need communications that contribute peak efficiency without negative impact on other critical activities.
Our networking solutions include hardware and software products and services designed to reduce complexity, improve efficiency, increase productivity, and drive customer value. We design, develop, engineer, market, sell, supply, license, install, service and support these networking solutions worldwide. Our strengths include a reputation for innovation bolstered by continued strategic investment in technology research and development, or R&D, and strong customer loyalty earned over more than 100 years of providing reliable and innovative technology.
The Company has its principal executive offices at 195 The West Mall, Toronto, Ontario, M9C 5K1, (905) 863-7000. The Company was incorporated in Canada as the Northern Electric Company, Limited on January 15, 1914, as a successor to the business of Northern Electric and Manufacturing Company, Limited, a subsidiary of Bell Canada incorporated in 1895. The Company participated in a corporate amalgamation with two of its wholly owned subsidiaries on January 14, 1982. The Company changed its name to Northern Telecom Limited on March 1, 1976, and to Nortel Networks Corporation on April 29, 1999. On May 1, 2000, the Company participated in a Canadian court-approved plan of arrangement with Nortel Networks Corporation, previously known as New Nortel Inc., and BCE Inc., the largest shareholder of the Company prior to the plan of arrangement, and changed its name to Nortel Networks Limited. In connection with the plan of arrangement, the Company became the principal operating subsidiary of Nortel Networks Corporation, or NNC. All of the Company’s common shares are owned by NNC, and its Cumulative Redeemable Class A Preferred Shares Series 5 and Non-cumulative Redeemable Class A Preferred Shares Series 7 are publicly traded on the Toronto Stock Exchange, or TSX, under the symbols “NTL.PR.F” and “NTL.PR.G”, respectively. The Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports are available free of charge under “Investor Relations” on our website at www.nortel.com as soon as reasonably practicable after providing them to the United States Securities and Exchange Commission, or SEC. Information contained on our website is not incorporated by reference into this or any such reports. The public may read and copy these reports at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549 (1-800-SEC-0330). Also, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding certain issuers including the Company and NNC, at www.sec.gov. The Company is not a foreign private issuer, as defined in Rule 3b-4 under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act. All dollar amounts in this report are in millions of United States dollars unless otherwise stated.
Where we say “we”, “us”, “our” or “Nortel”, we mean Nortel Networks Limited or Nortel Networks Limited and its subsidiaries, as applicable. References to “the Company” mean Nortel Networks Limited without its subsidiaries. Where we refer to the “industry”, we mean the telecommunications industry.
Many of the technical terms used in this report are defined in the Glossary of Certain Technical Terms beginning at page 18.
Developments in 2006 and 2007
Business Environment
We operate in a highly competitive business environment. Consolidation of communications vendors and customers continued through 2006. The formation of larger vendors and customers continues to drive pricing and margin pressure in the service provider market. Large companies in the information technology, or IT, sector are also focusing more on addressing the communications market with software and services offerings, both on their own and in partnership with telecommunications equipment vendors. There is also intense competition in the Asia region, driven by local, low-cost vendors who are also expanding their market beyond Asia.

Industry growth in 2006 was driven primarily by third-generation, or 3G, wireless network deployments, VoIP and products and services that will allow delivery of voice, data and video over IP networks (such as carrier switches/routers, broadband access and next-generation optical networks). In the enterprise communications market, VoIP, mobility and collaboration applications continue to drive growth in converged IP networks and network security solutions. Enterprises are also looking to align IT investments with business processes, resulting in software and service opportunities in both service-oriented architectures, or SOA, and unified communications solutions. Convergence of multi-vendor networks and the advent of new types of communications applications are expected to drive demand for services that help enterprises and service providers design, deploy, support and evolve their networks. The industry is increasingly more focused on software, services and solutions, the market for which is growing faster than the market for products alone.
We operate on a global basis, and market conditions vary geographically. In emerging markets, growth continues to be driven primarily by connectivity solutions, especially for wireless. In established markets, such as North America and Western Europe, service providers are upgrading their networks to enable new types of services, such as IPTV and mobile video. Regulatory issues in certain countries and regions impact market growth, such as the delay in granting 3G wireless licenses in China, now expected to occur in 2007.
The telecommunications industry has evolved over the past two decades by developing the technology and networks that enable worldwide connectivity and making those networks smarter and faster. We believe that the industry today stands at the threshold of a new era, fueled by increasing demand for pervasive personal broadband capabilities that provide extremely fast access to any application from any device and any location. We believe that this new era will be innovation-rich, driven by three trends — hyperconnectivity, true broadband and the emergence of communications-enabled applications.
Hyperconnectivity refers to the expected dramatic increase in demand for network connections. Simple connectivity — a single network connection for everyone — will no longer be enough. Many people already use multiple networked devices, and soon there will be more devices than users. Portable gaming and entertainment devices, digital cameras, appliances, motor vehicles and other devices not widely networked today will be networked in the future. The potential number of mobile network endpoints alone could reach more than five billion by the end of the decade. Machine-to-machine network traffic from sensors, video cameras and other devices for applications like retail inventory, utility management, transportation, healthcare, public safety and surveillance are expected to outpace person-to-person communications in the next three-to-five years — a milestone potentially as industry altering as when data surpassed voice in 2001. Social and government interaction, multimedia entertainment, e-commerce, healthcare, financial services, and many other ways to communicate are ultimately expected to create a need for hundreds of online identities per individual. This hyperconnectivity is expected to create a significantly more complex environment requiring rethinking and reinvention of network architectures, business models and back-office frameworks.
True broadband means making the Internet so seamless and technology-transparent that users never have to think about where or how they communicate. It will be ‘always on’ and available anywhere from the most convenient device. This is not possible today because existing broadband wireless access networks based on 3G technologies were built on the assumption that the Internet is used primarily for e-mail and Web browsing. Now demand for video, high-definition television, peer-to-peer connectivity, video-on-demand and other bandwidth-hungry applications is increasing substantially. Our analysis indicates that, to address this demand, wireless networks will need to move to fourth generation, or 4G, technology, and network core capacity for information transport will need to jump from today’s T1 standard (1.544 megabits) to an estimated 10 gigabits and ultimately to 100 gigabits. We believe that delivering a true broadband experience will require other changes as well. The network technology will need to be truly transparent, allowing users to move from work to home to play without losing quality, connectivity, content or clarity. Convergence of fixed and mobile communications will need to continue. Handoffs from one network to the next will need to be seamless. Common applications will need to be available and function in the same manner across all networks and access devices.
Communications-enabled applications are applications designed, built and deployed in a fundamentally different way. Today’s architecture of applications based on servers and mainframes and delivered largely over separate networks is becoming obsolete. It is no longer cost efficient, nor does it adequately support converged voice, data, video and multimedia services. In its place will be Web-based, network-aware applications and services like ‘click-to-talk,’ which allow users to make a VoIP call simply by clicking a button on a Web page. This requires connection to both the Web page and the network signaling system, and is made possible by middleware based on emerging technologies like SOA and IMS. Based on current estimates, we expect that networks will need to deliver thousands of common applications that can be tailored to user identity, location, presence, proximity and other unique attributes. We expect that the networks themselves will no longer be built simply to support an estimated number of users, but rather an estimated number of real-time client and customer interactions. Enterprises will need considerably larger scale applications to handle customers and partners. Service providers will have an opportunity to address this need by building more extensible applications architectures.

For additional information regarding our Business Environment, see the Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A, section of this report, and the Risk Factors section of the Annual Report on Form 10-K for the year ended December 31, 2006, or the 2006 Annual Report.
Remedial Measures and Elimination of Material Weaknesses; Current Restatement of Previously Issued Financial Statements
During 2006 and into 2007, we continued to improve our internal controls over financial reporting to compensate for our previously identified and reported five material weaknesses, and to implement the recommendations for remedial measures made following the independent review of the facts and circumstances that led to the first restatement of our financial statements, effected in December 2003, as further described in the Controls and Procedures section of this report. We believe that the remedial measures and other actions taken to significantly improve internal control over financial reporting described in the Controls and Procedures section of this report, in the aggregate, addressed most of the internal control issues in the five material weaknesses. As at December 31, 2006, we concluded that these measures resulted in the elimination of the five material weaknesses, with the exception of certain deficiencies that comprise the revenue-related material weakness as further described in the Controls and Procedures section of the 2006 Annual Report.
In the course of the preparation of our 2006 financial statements and as a result of our previously announced pension plan changes, we identified certain errors primarily through discussions with our North American pension and post-retirement actuaries and through our on-going remediation efforts described above. These matters have been discussed with the Staff of the SEC, including as part of our responses to Staff comments on our periodic filings with the SEC. As a result, we have restated our consolidated balance sheet as of December 31, 2005 and consolidated statements of operations, changes in equity and comprehensive income (loss) and cash flows for each of the years ended December 31, 2005 and 2004, and the unaudited consolidated financial information for the quarters ended March 31, June 30 and September 30, 2006 and for each quarter of 2005. The adjustments mainly relate to:
•	Pension and post-retirement benefits errors;

•	Revenue recognition errors;

•	A prior year tax error; and

•	Other errors.
For a discussion of the impact of this restatement, see “Restatements; Remedial Measures and the Elimination of Material Weaknesses; Related Matters” in the MD&A section of this report, and note 4, “Restatement of previously issued financial statements” to the accompanying audited consolidated financial statements.
In connection with this restatement, defaults and events of default occurred under our $750 support facility with Export Development Canada, or EDC, which default was waived by EDC on March 9, 2007. The delay in filing this report does not affect the previously announced timing of NNC’s annual and special shareholders’ meeting scheduled for May 2, 2007.
Strategy
With our capability and experience in enterprise and service provider networking, we are well positioned to capitalize on this new era of pervasive personal broadband. Our strategy is focused on transforming the enterprise to support a hyper-connected world, delivering next-generation mobility and convergence to enable a true broadband experience, and providing networking solutions that integrate networks and applications into a seamless framework.
We are seeking to generate profitable growth by using this focus to identify markets and technologies where we can attain a market leadership position or achieve at least 20% market share. Some areas in which we are increasing investment include 4G broadband wireless technologies, Carrier Ethernet, optical, next-generation enterprise unified communications, Web-based applications and services, and secure networking.
We are also leveraging our technology and expertise to address global market demand for network integration and support services, network managed services and network application services.

We continue to focus on execution and operational excellence through transformation of our businesses and processes. In February 2005, the Board of Directors approved a plan to transform the structure, processes and systems of our finance organization. This will create a more effective organization with segregated functions and clear accountabilities built around global standard processes based on SAP. SAP is a software package that will allow us to consolidate various financial computer systems into one integrated finance system. Phased global SAP implementation will speed the financial consolidation process and increase transparency to senior management. Our Business Transformation Plan also addresses our most significant operational challenges, simplifies organizational structure, and maintains a strong focus on revenue generation and improved operating margins including quality improvements and cost reduction through Six Sigma. The plan contemplates transformation of our business in six key areas: services, procurement effectiveness, revenue stimulation (including sales and pricing), R&D effectiveness, general and administrative effectiveness, and organizational and workforce effectiveness. Effective and timely execution of our Business Transformation Plan is crucial to our strategy. On June 27, 2006, we announced next steps for our plan, including the implementation of changes to our pension plans to control costs and align with industry-benchmarked companies, initiatives to improve our Operations organization to speed customer responsiveness, improve processes and reduce costs, and organizational simplification through the elimination of approximately 700 positions. On February 7, 2007, we outlined further steps for our plan with the announcement of a planned net reduction of approximately 2,900 additional positions, movement of approximately 1,000 positions to lower cost locations, and further reductions in our real estate portfolio. For further information, see “Executive Overview — Significant Business Developments in 2006 and 2007 — Business Transformation Initiatives” in the MD&A section of this report.
We remain focused on integrity through effective corporate governance practices, remediation of our material weakness in internal control over financial reporting, and an enhanced compliance function that places even greater emphasis on compliance with law and company policies. We continue to be committed to increasing employee awareness of ethical issues through on-line training and the issuance of a new code of business conduct.
We are positioned to respond to evolving technology and industry trends by providing end-to-end solutions to our customers, developed internally and enhanced through strategic alliances, acquisitions and minority investments. We have partnered with industry leaders — like Microsoft and IBM — whose technology and vision are complementary, and will continue to seek and develop similar relationships with other companies. Cooperation of multiple vendors and effective partnering are critical to the continued success of our solutions for both enterprises and service providers. Timely development and delivery of new products and services to replace a significant base of mature, legacy offerings will also be critical in driving profitable growth. We also expect to continue playing an active role in influencing emerging broadband and wireless standards.
Significant Developments
Operations
•	Entered into a five-year, estimated $2,000 agreement to supply Verizon Communications Inc.’s, or Verizon’s, Wireless segment with CDMA equipment and services supporting network expansion and rollout of new music, video and other broadband data and multimedia services.

•	Launched Innovative Communications Alliance, combining our communications technology and services expertise with Microsoft’s desktop leadership to deliver a shared vision for unified communications.

•	Continued transformation of finance organization focused on deploying SAP processes in order management, materials handling, repair and return, inventory and shipping.

•	Established a new senior executive leadership team under CEO Mike Zafirovski with key external hires and internal promotions.

•	Launched more than 70 Six Sigma projects, addressing a range of issues including cash management, time-to-market, cost of poor quality, and customer satisfaction.

•	Created new Operations Centers of Excellence in Mexico and Turkey, continuing consolidation of more than 100 operations sites worldwide.

•	Initiated two-year, 70% reduction of more than 700 IT business applications.

Channels to Market
•	Signed three-year agreement with BT to deliver VoIP, multimedia, instant messaging and mobile communications to UK enterprises of all sizes.

•	Enhanced channels to market for small- and medium-sized businesses by expanding distributor agreements in North America and accelerating recruitment and development of new resellers in Europe.
Acquisitions and Divestitures
•	Sold substantially all of the assets and liabilities related to our UMTS access business to Alcatel-Lucent.

•	Acquired Tasman Networks, strengthening our portfolio of enterprise routers.

•	Completed divestiture of substantially all remaining major optical, wireless and enterprise manufacturing operations and related supply chain activities to Flextronics Telecom Systems, Ltd., or Flextronics.
Finance
•	NNC implemented a 1 for 10 consolidation of its common shares.

•	Guaranteed the $1,300 credit facility entered into by Nortel Networks Inc., our U.S. operating subsidiary, in February 2006, primarily to finance our outstanding $1,275 6.125% notes due February 15, 2006.

•	Issued $2,000 of senior notes in July 2006, with $1,300 of net proceeds used to prepay the $1,300 credit facility.

•	Selected KPMG LLP to stand for appointment as our independent auditor.
Other
•	NNC entered into and received court orders in respect of agreements to settle significant class action lawsuits, pursuant to which it will pay $575 in cash and issue approximately 62,866,775 common shares (representing approximately 14.5% of NNC’s common shares as at February 7, 2006, the date an agreement in principle was reached with the plaintiffs), reflecting NNC’s 1 for 10 common share consolidation, to the plaintiffs, or the Global Class Action Settlement.

•	Significant improvement in our internal controls over financial reporting resulting in the elimination, as at December 31, 2006, of our previously reported five material weaknesses with the exception of the deficiencies that comprise the revenue related material weakness (see the Controls and Procedures section of the 2006 Annual Report).

•	Third restatement of financial statements completed, and return to timely reporting of periodic reports with the filing of the Second Quarter Quarterly Report on Form 10-Q (for more information on the third restatement, see our 2005 Annual Report on Form 10-K).

•	Regulatory and criminal investigations in relation to prior restatements ongoing.
For additional information regarding our Strategy, see the MD&A section of this report and Risk Factors section of the 2006 Annual Report.
Business Segments
Our reportable segments were Mobility and Converged Core Networks, or MCCN, Enterprise Solutions, or ES, Metro Ethernet Networks, or MEN, and Global Services, or GS. On December 31, 2006, we completed the sale of certain assets and liabilities relating to our UMTS access business — which had been part of MCCN — to Alcatel-Lucent.
In the first quarter of 2007, we changed the name of the MCCN segment to Carrier Networks, or CN. In 2006 and prior periods, revenues from network services consisting of network planning and installation have been generally bundled with our product sales and not included in Global Services revenues. Beginning in the first quarter of 2007, these services have been included in our GS revenues and the prior period segment information has been recast to reflect these changes in our reportable segments.

Sales of approximately $1,416 to Verizon constituted approximately 12.4% of our 2006 consolidated revenue, of which approximately $1,022 was in the CN segment.

Carrier Networks
We offer Carrier Networks that help service providers and cable operators supply mobile voice, data and multimedia communications services to individuals and enterprises using cellular telephones, personal digital assistants, and other wireless computing and communications devices. We also offer circuit- and packet-based voice switching products that provide local, toll, long distance and international gateway capabilities for local and long distance telephone companies, wireless service providers, cable operators and other service providers.
These service providers are driving increased demand for products and solutions that offer the latest broadband technology and services and support converged data, voice and multimedia communications over a single network for greater cost efficiency, capacity, speed, quality, performance, resiliency, security and reliability.
Our CN portfolio includes 3G and 2.5G mobility networking solutions based on CDMA, GSM, GSM-R, GPRS and EDGE technologies. These include an array of indoor and outdoor base transceiver stations featuring capacity, performance, flexibility, scalability and investment protection.
We also offer 4G mobile broadband solutions for service providers based on WiMAX and underlying OFDM and MIMO technologies, and are developing solutions based on LTE and UMB. We own numerous OFDM and MIMO patents and are a leader in the development of these standards, which provide a common foundation for WiMAX, LTE and UMB. Our WiMAX solution delivers high performance and low cost per megabit. With our leadership in MIMO antenna technology, a standard component of all WiMAX devices, we believe that our WiMAX solution delivers more bandwidth for significantly less installed cost.
In addition, we offer a variety of voice over packet products (softswitches, media gateways, international gateways), multimedia communication servers, SIP-based application servers, IMS products, optical products, WAN switches, and digital, circuit-based telephone switches.
Our product development for CN is focused on next-generation mobile broadband, enhanced residential and business services, cable solutions, and converged voice and data solutions for wireline and wireless service providers. We continue to build on our leadership in VoIP as a precursor to fully-converged networks based on SIP and IMS. Successful deployment and performance of VoIP systems will be critical to winning market share in IMS. To support this shift, we have already installed more than 1,000 SIP-enabled networks around the world. Over the last eight years, we have also made progressive investments in 4G technologies. Near the end of 2006, our WiMAX product program entered the early trial phase with multiple service providers across four continents. In December, we announced our first mobile WiMAX contract with Chunghwa Telecom as part of the Taiwan government’s M-Taiwan initiative. We are also focused on developing a viable, self-sustaining WiMAX device ecosystem to drive early service adoption.
CN competitors include Ericsson, Alcatel-Lucent, Motorola, Samsung, Nokia, Siemens, Huawei, ZTE, NEC and Cisco Systems. The most important competitive factor is best-in-class technology and features. Additional factors include, in order of priority, product quality and reliability, customer and supplier relationships, warranty and customer support, network management, availability, interoperability, price and cost of ownership, regulatory certification and customer financing. Capital costs are becoming less important as operating costs and device subsidies become a bigger part of the service provider business case.
In 2006, we took a series of steps to narrow our focus to communications technologies undergoing transition, in part to address the significant competitor consolidation in maturing product segments. With the divestiture of our UMTS access business, resources were made available to more effectively address growing opportunities in carrier VoIP, IMS and 4G. We are focused on supporting customers as they move through transitions from circuit voice to converged IP networks and from 2G to 4G wireless networks, and on developing a more tightly-defined migration strategy for dominant CDMA service providers.
Our plan is to establish segment leadership with products and expertise spanning the gap between these legacy and future-focused network environments. As part of this strategic shift, we have identified strategic alliances as a key element of a successful offer, and we are taking steps to create these alliances in both the WiMAX and IMS markets.
We are #2 globally in CDMA revenues, according to the Dell’Oro Group, and we have benefited from recent customer network upgrades to 3G technology — like CDMA 1xEV-DO Rev. A — for faster broadband wireless access. The GSM market, which though declining is expected to remain the largest in telecommunications equipment for several years, is dominated by Ericsson, Nokia and Siemens. Some GSM service providers have expressed uncertainty about our commitment to the GSM access business in light of our UMTS access divestiture. Despite this, we have GSM customers across the North American, CALA (Caribbean and Latin America),

EMEA (Europe, Middle East and Africa) and Asia regions, with economies of scale to support ongoing development for those seeking to delay the move to UMTS or 4G. We also expect to benefit from economic conditions that we believe are more favorable for WiMAX than UMTS. UMTS has suffered from lack of innovation and investment caused by very high spectrum license fees for service providers, and the downturn early in this decade in availability of capital for dot-com companies.
Two customers make up approximately 29% of CN 2006 revenue. The loss of either of these customers could have a material adverse effect on the CN segment.
Significant CN Developments
•	Signed five-year, estimated $2,000 agreement to supply Verizon Wireless with CDMA equipment and services supporting network expansion and rollout of new music, video, and other broadband data and multimedia services.

•	Selected by Chunghwa Telecom to provide first mobile WiMAX network in Taiwan.

•	Introduced new mobile WiMAX product portfolio, including demonstration of real-time, multimedia IPTV and IMS services, deployments in Canada for Netago Wireless and in Greece for Craig Wireless, and trials with Golden Telecom in Moscow, National Taiwan University and Japan’s Ministry of Internal Affairs and Communications.

•	Selected by Golden Telecom to build Moscow’s first wireless mesh network, expected to provide universal indoor and outdoor wireless access for approximately 3.9 million households.

•	Selected to provide GSM-R solutions for China’s Ministry of Railways, Indian Railways, SNTF Algeria, and Spain’s first international high-speed railway line.

•	Selected by Denver-based Cebridge, one of the 10 largest cable operators in the United States, to provide VoIP solutions for two new cable franchise acquisitions.

•	Signed global purchase agreement with Denver-based Liberty Global, the world’s leading international cable operator, for cable VoIP and optical solutions and services through 2007.

•	Provided ‘triple-play’ voice, video and broadband cable network solution for Amsterdam-based UPC Broadband, a division of Liberty Global.

•	Selected by Vidéotron, Quebec’s leading cable operator and integrated communications supplier, to provide an end-to-end cable VoIP solution using PacketCable and SIP protocols.
Enterprise Solutions
We provide Enterprise Solutions addressing the main, branch and home office needs of large and small businesses globally across a variety of industries, including healthcare and financial service providers, retailers, manufacturers, utilities, educational institutions and government agencies.
These enterprises are deploying data, voice, video, chat, conferencing, Web collaboration and other communications and networking solutions over IP-based converged networks to improve cost efficiency, capacity, speed, quality, performance, resiliency and security. They are also beginning to focus on integration of communications-enabled applications into business processes, using emerging technologies like SOA and unified communications.
Our extensive ES portfolio addresses businesses of all sizes with reliable, secure and scalable products spanning Ethernet layers 2-7, secure routing and end-to-end network security, unified communications, IP and digital telephony (including phones), wireless LANs, IP and SIP contact centers, self-service solutions, messaging, conferencing, and SIP-based multimedia solutions.
The global enterprise equipment market segments in which we compete can generally be categorized as converged data and voice networks and voice and unified communications applications. Cisco is our largest competitor in providing data network products and solutions for enterprises, while Avaya is the largest in providing voice equipment. Other principal competitors include Siemens, Alcatel-Lucent and NEC. We also compete with smaller niche companies like Juniper Networks, 3Com, Extreme Networks and Enterasys Networks.

Competitive factors include, in order of priority, product quality, product reliability, product availability, best-in-class technology and features, price and total cost of ownership, warranty and customer support, installed base, customer and supplier relationships, ability to comply with regulatory and industry standards on a timely basis, end-to-end portfolio coverage, distribution channels and alternative solutions from service providers.
We believe that our competency in data and voice networking, combined with voice and unified communications applications, provides a competitive position in the converging enterprise environment. Our products and services attract customers ranging in size from smaller SMBs (small- to medium-sized businesses) to the largest enterprises. Partnerships such as the Innovative Communications Alliance with Microsoft are expected to provide seamless technology integration for customers looking to coordinate desktop software suites with business communications solutions. We are seeking to improve our competitive position in the enterprise market through such alliances, and by expanding partnerships to improve coverage and efficiency of channels to market.
We leverage an extensive array of channel partners for global market reach, and to provide our customers with a range of deployment choices. We continue our focus on the top 150 channel partners, doubling the number of people supporting the service provider channel and significantly increasing our independent value-added reseller and system integrator resources. We have also created a two-tier value-added distribution model to better serve mid-market businesses and SMBs. We have established agreements with key resellers to jointly market, manage, recruit and grow a base of smaller resellers specializing in various SMB ‘sub-segments.’ We have also created simplified accreditation and ‘fast-track’ training programs to lower partner cost of entry for selling our SMB portfolio and increasing sales. In the United States, we leverage our IP call center assets in a newly created inside sales center to systematically reach mid-market and SMB customer segments with increased scale and velocity. This inside sales team coordinates with regionally aligned field representatives and partner teams on an ‘inside/outside’ approach targeting migration of our large installed base and new convergence opportunities.
Significant ES Developments
•	Achieved significant win with Royal Dutch Shell as part of Innovative Communications Alliance with Microsoft.

•	Signed three-year partnership agreement with BT to deliver VoIP, multimedia, instant messaging and mobile communications to U.K. enterprises of all sizes.

•	Provided VoIP networks for a number of enterprises around the world, including the InterContinental Jeddah Hotel in Jeddah, Saudi Arabia; Jazeera Airways in Kuwait; INDEVCO (Industry Development Company) in Lebanon; the Agriculture Bank of China; the Langham Hotel in Hong Kong; and Kroger grocery stores, Kohl’s department stores, and Station Casinos in the United States.

•	Supplied converged voice and data network providing hospitality solutions and services for the Louisiana Superdome in New Orleans.

•	Provided or received orders for solutions supporting communications, video streaming and multimedia for The Telegraph Group and The Economist Group, both major British media organizations, and for the new headquarters building of The New York Times Company scheduled to open in 2007.

•	Provided fixed business telephony solutions for the XX Winter Olympic Games in Turin, Italy for 2,500 athletes, 10,000 media representatives, and Olympic staff.

•	Implemented secure wireless network for the Bell Centre, home of the Montreal Canadiens hockey team, and a network security solution for Macquarie University in Australia.

•	Improved communications and online access to advanced learning resources for more than 40,000 students, faculty and staff at China’s University of Petroleum.

Metro Ethernet Networks
As applications converge over IP, Ethernet technology is evolving from a service for business-to-business communications to an infrastructure capable of supporting delivery of next-generation, IP-based voice, video and data applications. IP-based video traffic, in particular, is facilitating this shift to an Ethernet infrastructure. Internet video, residential broadcast TV, video on demand, and new wireless broadband multimedia applications are expected to drive significantly increased bandwidth requirements. Service providers are now looking to Ethernet as the transport technology for these new video services in addition to other voice and data services for residential and corporate customers. We believe that Ethernet technology has the potential to become an infrastructure of choice for the growing metropolitan transport market.
Our MEN solutions are designed to deliver carrier-grade Ethernet transport capabilities focused on meeting customer needs for higher performance and lower cost per megabit for emerging video-intensive applications. The MEN portfolio includes Carrier Ethernet switching, optical networking, and multiservice switching products.
Enabling fast failover capability, service scalability and carrier-class operations, our Carrier Ethernet portfolio provides Ethernet switching devices optimized for aggregating and transporting next-generation multimedia services within a service provider’s metropolitan network. Our Carrier Ethernet products feature innovative PBT, or provider backbone transport, technology developed by Nortel that can enable service providers and large enterprises to simplify network management, redefine service quality and deliver substantial cost savings using Ethernet technology. We are a leading contributor in the drive to establish an IEEE, or Institute of Electrical and Electronics Engineers, standard based on PBT, for extending the simplicity and ease-of-use of Ethernet beyond connectivity services to include network transport. We captured a significant PBT win with BT in January 2007 and hope to capitalize on it to build market momentum and drive additional sales.
Within our Optical portfolio, our Multiservice SONET/SDH products merge the speed, cost and simplicity of Ethernet with the reach and robustness of optical technologies in order to switch new IP-based applications, deliver Ethernet connectivity services, and maintain efficient transport of legacy traffic. With network engineering and planning built into our WDM equipment, our eDCO and eROADM enable service providers to dynamically re-route wavelengths over different fiber types. In mid-2006, we expanded our optical portfolio to include an advanced business continuity system that increases intelligence at the WAN edge to enhance performance and security. This system also offers wide area file services that simplify branch office computing, and makes data center connectivity more straightforward with real-time hardware compression, time-of-day bandwidth management, and storage extension technologies.
Our Multiservice Switch portfolio offers reduced networking costs for service providers and enterprises through network consolidation, supporting multiple networking technologies such as ATM, Frame Relay, IP and voice on a single platform.
Cisco and Alcatel-Lucent have leading market shares in the existing Carrier Ethernet market. Other competitors include Atrica, Siemens, Huawei, Extreme and Foundry. We believe the Carrier Ethernet market will bisect into Ethernet over MPLS solutions and native Carrier Ethernet switching solutions such as ours. With PBT for determinism and QoS, PBB for service scalability, and our Metro Ethernet Service Operations System for simplified operations and management, we have chosen a different direction than our primary competition, and we look to obtain a leadership share in the new and evolving Carrier Ethernet switching market.
The global Optical market is segmented and market position can fluctuate significantly on a quarter-by-quarter basis, but we remain a leading global provider of optical networking, especially in optical WDM equipment. Our principal competitors in this market are large communications companies such as Alcatel-Lucent, Huawei, Cisco, Fujitsu and Ciena. In addition, we compete with smaller companies that address specific niches within this market, such as ADVA and Infinera. Certain competitors are also strong on a regional basis, such as Huawei and NEC in the Asia region.
Principal competitive factors include advanced features that enable network flexibility, adaptability and faster turn-up, maximize Quality of Service and smooth migration to Ethernet-based networks, and reduce total cost of implementation and ongoing operation. Another important factor is standards-based product implementation for inter-vendor operability.

Significant MEN Developments
•	Selected by BT in January 2007 to supply carrier-grade Ethernet solutions — based on PBT technology pioneered by Nortel — for high-bandwidth services transport over BT’s 21st Century Network.

•	Selected to provide optical solutions for Liberty Global, the world’s leading international cable operator, and Charter Communications, the fourth largest U.S. cable operator.

•	Provided optical backbone for London-based ntl Incorporated, the U.K.’s largest cable operator.

•	Won Carrier Ethernet award from Shanghai Telecom for high-bandwidth, business-critical voice, data and video services in China’s largest city.

•	Provided a Carrier Ethernet-based ‘triple-play’ voice, video and multimedia services solution for Pride, a telecommunications service provider in Russia.

•	Provided wireless backhaul solution for Sonofon A/S, Denmark’s second largest mobile telephone service provider, to help deliver services like interactive gaming, music downloads, video streaming and Web browsing.

•	Selected by service providers COLT in the U.K., Golden Telecom in Russia, and Southern Cross Cables in the U.S. to provide optical solutions supporting high-bandwidth data and video services.

•	Selected by Mobile Telecommunications Company, a leading mobile service provider in the Middle East and Africa, to deliver high-speed mobile services such as mobile video, multimedia messaging and Web browsing.

•	Awarded contract by Iraq Telecommunications & Post to build nationwide optical backbone for high-quality, high-bandwidth data, video and multimedia services.

•	Optical Metro 3500 next-generation SONET platform was the first stand-alone optical network element to be JITC-certified as interoperable with the U.S. Defense Switched Network for voice and data transport and included on the U.S. Department of Defense Voice Network Approved Products List.

•	Provided enhanced business continuity services with optical solutions for enterprise customers including automaker BMW; St. George, Australia’s fifth largest bank; and Banco Real ABN Amro, a leading financial institution in Brazil.

•	Enabled collaborative research globally by supplying optical networks to research and education institutions including SurfNet in the Netherlands, RISQ in Canada, the Chinese Academy of Sciences, and the Joint Universities Computer Centre of Hong Kong.
Global Services
We have increased our emphasis on services and now provide services and solutions supporting the entire lifecycle of multi-vendor, multi-technology networks for enterprises and service providers worldwide seeking to reduce costs, improve efficiency and performance, and capitalize on new revenue opportunities. This includes services to help design, deploy, support and evolve networks for small- and medium-sized businesses and large global enterprises; municipal, regional and federal government agencies; wireline and wireless service providers; cable operators; and MVNOs.
Managed Services and Application Services are expected to grow the fastest, with significant opportunities in transforming networks to IP and next-generation wireless technologies; multimedia communications including Web conferencing and Web services; and vertical solutions for municipal wireless, security and enterprise mobility.
Our GS portfolio is organized into four service product groups:
•	Network Implementation Services including network planning, installation, integration, optimization and security services that help ensure our solutions, including multi-vendor products and services, are engineered and deployed to high industry standards and meet the specific requirements of our customers.

•	Network Support Services including technical support, hardware maintenance, equipment spares logistics, and on-site engineers that help deliver higher network performance at a more competitive total cost of ownership.

•	Network Managed Services including support for individual solutions throughout networks and hosted multimedia services that provide access to advanced network capabilities while reducing customer investment in assets and operational management. We monitor and manage customer networks from network management centers in Europe, Asia and North America.

•	Network Application Services including applications development, integration and Web services that help enhance business processes and consumer services by optimizing business infrastructures.
We combine these services with products, consulting and multi-vendor integration to create network business solutions addressing specific customer business needs. We also develop network partner solutions that leverage relationships with partners like Microsoft and IBM.
We sell services on a direct basis in the service provider market and employ both direct and indirect sales models for the enterprise market. The majority of services we offer for the enterprise market are provided to and through channel partners, many of whom also deliver other services on a direct basis to customers of Nortel products.
Our key competitors in GS include Ericsson, Nokia, Siemens, Alcatel-Lucent and Motorola in the service provider market, and Cisco, Avaya and Motorola in the enterprise market. Principal competitive factors include, in order of priority, size and scale, global delivery capability and brand recognition. Other important competitive factors include reputation, commitment, investment, installed base, solutions focus and multi-vendor expertise.
As the impact of convergence grows, we expect that our experience in serving enterprises and service providers (wireline, wireless and cable) will become an increasingly important differentiator for our GS offerings. We have significant market presence and incumbent service relationships in both of these markets, although we need to increase our Nortel brand recognition in services. Market consolidation and recent mergers of major competitors are expected to increase the competition for services, as is the continued consolidation of IT and communications. Our top competitors are focused on the large market opportunity for services and have launched competitive service-led strategies. We hope to meet this challenge in part by expanding our service capabilities through strategic partnerships and acquisition of resources with critical skills.
We have affirmed our commitment to services and solutions by making this segment a key growth initiative. With a large installed base, multi-vendor expertise and brand recognition, we have significant opportunity to expand services sales.
Significant GS Developments
•	Won seven-year network managed services award from Rolls-Royce, a leading global provider of power systems and services, including management of existing telephone network and transition to a single, advanced VoIP network including unified messaging and mobility services.

•	Received agreement to continue managing Kodak’s U.S. voice network, which we have done since 1995.

•	Introduced industry’s first Managed VoIP Service with Proactive Voice Quality Management, and announced Hong Kong brokerage firm CLSA as one of our first customers for this service.

•	Deployed municipal wireless networks for the town of Carlsbad, NM, Occoquan Wireless in Occoquan, VA, Ronco Communications in Niagara County, NY, and Annapolis Wireless in Annapolis, MD.

•	Awarded up to five-year network managed services deal by India’s Bharti Airtel, including hosted contact center services using advanced, multi-language interactive voice response technology to provide a 24/7 “virtual storefront” voice portal for more than 20 million subscribers to Bharti Airtel’s GSM mobile, broadband and fixed-line services.

•	Won maintenance agreement for state-of-the-art Nortel IP network to serve new headquarters building of The New York Times Company scheduled to open in 2007.

•	Provided network design, integration, management and maintenance services enabling Suddenlink Communications, one of the 10 largest cable operators in the U.S., to provide IP telephony services.
In 2006 and prior periods, revenues from network services consisting of network planning and installation have been generally bundled with our product sales and not included in Global Services revenues. Beginning in the first quarter of 2007, these services have been included in our GS revenues and the prior period segment information has been recast to reflect these changes in our reportable segments.
Sales and Distribution
All of our reportable segments use our direct sales force to market and sell to customers around the world. This sales force operates on a regional basis and markets and sells Nortel products and services to customers located in Canada, the U.S., CALA, EMEA and the Asia region. Our sales offices are aligned with customers on a country and regional basis. For instance, we have dedicated sales account teams for certain major service provider customers located near the customers’ main purchasing locations. In addition, teams within the regional sales groups work directly with top regional enterprises, and are also responsible for managing regional distribution channels. We also have centralized marketing, product management and technical support teams dedicated to providing individual product line support to the global sales and support teams.
In some regions, we also use sales agents who assist us when we interface with our customers. In addition, we have some non-exclusive distribution agreements with distributors in all of our regions, primarily for enterprise products. Certain service providers, system integrators, value-added resellers and stocking distributors act as our non-exclusive distribution channels under those agreements.
Backlog
Our order backlog was approximately $5,200 and $5,400 as of December 31, 2006 and 2005, respectively. The backlog consists of confirmed orders as well as $3,398 of deferred revenues as reported in our consolidated balance sheets. A portion of our deferred revenues and advanced billings are non-current and we do not expect to fill them in 2007. Most orders are typically scheduled for delivery within twelve months, although in some cases there could be significant amounts of backlog relating to revenue deferred for longer periods. These orders are subject to future events that could cause the amount or timing of the related revenue to change, such as rescheduling or cancellation of orders by customers (in some cases without penalty where management believes it is in our best interest to do so), or customers’ inability to pay for or finance their purchases. Backlog should not be viewed as an indicator of our future performance. A backlogged order may not result in revenue in a particular period, and actual revenue may not be equal to our backlog estimates. Our presentation of backlog may not be comparable with that of other companies.
Product Standards, Certifications and Regulations
Our products are heavily regulated in most jurisdictions, primarily to address issues concerning inter-operability of products of multiple vendors. Such regulations include protocols, equipment standards, product registration and certification requirements of agencies such as Industry Canada, the U.S. Federal Communications Commission, requirements cited in the Official Journal of the European Communities under the New Approach Directives, and regulations of many other countries. For example, our products must be designed and manufactured to avoid interference among users of radio frequencies, permit interconnection of equipment, limit emissions and electrical noise, and comply with safety and communications standards. In some jurisdictions, regulatory approval is required before our products can be used. Delays inherent in the regulatory process may force us to postpone or cancel introduction of products or features in certain jurisdictions, and may result in reductions in sales. Failure to comply with these regulations could result in a suspension or cessation of local sales, substantial costs to modify our products, or payment of fines to regulators. For additional information, see “Environmental Matters” in the MD&A section of this report, and Legal Proceedings and Risk Factors sections of the 2006 Annual Report. The operations of our service provider customers are also subject to extensive country-specific regulations.
Sources and Availability of Materials
Starting in 1999, our manufacturing and supply chain strategy has evolved from a traditional in-house model to an outsourced model where we rely primarily on electronic manufacturing services, or EMS, suppliers. We believe this model allows us to benefit from leading manufacturing technologies, leverage existing global resources, lower cost of sales, more quickly adjust to fluctuations in market demand, and decrease our investment in plant, equipment and inventories. By the end of 2003, we had divested most of our manufacturing activities to leading EMS suppliers. In the second quarter of 2006, we completed divestitures of substantially all of our remaining manufacturing and related activities to Flextronics, including optical design activities in Ottawa, Canada and Monkstown, Northern Ireland, and manufacturing activities in Montreal and Calgary in Canada and Chateaudun, France. We retained our Monkstown manufacturing operations and established an EMEA supply chain center there. For more information on our supply chain strategy, see “Executive Overview — Significant Developments in 2006 and 2007 — Supply Chain Strategy” in the MD&A section of this report.
We continue to retain all supply chain strategic management and overall control responsibilities, including customer interfaces, customer service, order management, quality assurance, product cost management, new product introduction, and network solutions integration, testing and fulfillment. We are generally able to obtain sufficient materials and components to meet the needs of our reportable segments to be able to deliver products within customary delivery periods. In each segment, we:
•	Make significant purchases, directly or indirectly through our EMS suppliers, of electronic components and assemblies, optical components, original equipment manufacturer, or OEM, products, software products, outsourced assemblies, outsourced products and other materials and components from many domestic and foreign sources.

•	Maintain alternative sources for certain essential materials and components.

•	Occasionally maintain or request our suppliers to maintain inventories of components or assemblies to satisfy customer demand or minimize effects of possible market shortages.
For more information on our supply arrangements, see note 14, “Commitments” to the accompanying audited consolidated financial statements and “Liquidity and Capital Resources — Future Uses and Sources of Liquidity — Future Uses of Liquidity — Contractual cash obligations” in the MD&A section of this report, and the Risk Factors section of the 2006 Annual Report. For more information on inventory, see “Application of Critical Accounting Policies and Estimates — Provisions for Inventory” in the MD&A section of this report.
Seasonality
We experienced a seasonal decline in revenues in the first quarter of 2006 compared to the fourth quarter of 2005, followed by sequential growth in each quarter thereafter across all reportable segments. The quarterly profile of our business results in 2007 is not expected to be consistent across all reportable segments. We typically expect a seasonal decline in revenue in the first quarter but there is no assurance that results of operations for any quarter will necessarily be consistent with our historical quarterly profile or that our historical results are indicative of our expected results in future quarters. See “Results of Operations” in the MD&A section of this report, and the Risk Factors section of the 2006 Annual Report.
Strategic Alliances, Acquisitions, Minority Equity Investments and Divestitures
Our industry is characterized by rapid change and a wide variety of complex technologies. To deliver optimal solutions to customers, we supplement our own development activities by continually evaluating and from time to time engaging in strategic alliances, joint ventures, acquisitions, minority equity investments and divestitures as necessary to support our business strategy.
In 2006, we formed a strategic alliance with Microsoft to accelerate availability of unified communications, and we acquired Tasman Networks, Inc., a company with a portfolio of enterprise routers. In 2005, we formed a joint venture with LG Electronics, Inc. that offers advanced telecommunications and networking solutions for Korean and global customers; and acquired PEC Solutions, Inc. (now known as Nortel Government Solutions Incorporated, or NGS) to grow our business with U.S. government clients.
We continue to make and hold minority investments in businesses with technology, products or services that support a current strategic commercial relationship or provide us with insight into options for future relationships.
In May of 2006, we completed the transfer of substantially all of our remaining manufacturing and related activities and assets to Flextronics. On December 31, 2006, we closed the sale to Alcatel-Lucent of assets and liabilities relating to our UMTS access business, helping us to simplify our business and strategically focus investments for leadership in key markets.
For additional information regarding these topics, see “Executive Overview — Significant Business Developments in 2006 and 2007” in the MD&A section of this report, the Risk Factors section of the 2006 Annual Report and note 10, “Acquisitions, divestitures and closures” to the accompanying audited consolidated financial statements.

Research and Development
Through internal R&D initiatives and external R&D partnerships, we continue to invest in the development of technologies that we believe address customer needs to reduce operating and capital expenses, transition seamlessly to next-generation converged networks, and deploy new, profitable services that change the way people live, work and play.
We are focused on key technologies that we believe will make communications simpler in an emerging era of pervasive personal broadband, and enable businesses and consumers to enjoy a true broadband experience in accessing personalized content and services from any location at any time.
Achieving this vision requires extensive knowledge of different products, technologies and capabilities. The challenges that must be overcome (such as fixed-mobile convergence, real-time communications handoff, true presence, extension of enterprise applications to mobile devices, carrier-grade enterprise mobility) are multi-dimensional, spanning the domains of wireless and wireline, carrier and enterprise, and infrastructure and applications.
To drive transformation of today’s networks, we are investing in a variety of innovative technologies, primarily focused in the areas of 4G broadband wireless (WiMAX, LTE, UMB, OFDM, MIMO), Carrier Ethernet (PBT, PBB), optical (eDCO, eROADM, DOC), next-generation enterprise unified communications, Web-based applications and services (IMS, SOA), and secure networking.
As at December 31, 2006, we employed approximately 12,270 regular full-time R&D employees (excluding employees on notice of termination). We conduct R&D through ten R&D Centers of Excellence across the globe. We also invest in approximately 50 technology innovation initiatives with more than 20 major universities around the world. We complement our in-house R&D through strategic alliances, partners, and joint ventures with other best-in-class companies. As an example, we have formed strategic relationships with Microsoft, LG Electronics and IBM.
We also work with and contribute to leading research organizations, research networks and international consortia, including the Canadian National Research Network (CANARIE), the Global Lambda Integrated Facility (GLIF), Internet2, and SURFnet.
Standards are a key component of product development, providing an essential framework for adoption of new technologies and services. We participate in approximately 100 global, regional and national standards organizations, forums and consortia — spanning IT and telecom — and hold leadership positions in many of them.
As part of our Business Transformation Plan, we have launched an initiative to help increase quality, predictability and effectiveness in our R&D processes, platforms and tools. This includes increased re-use at the component and platform level, which we believe will enable us to make products more cost-effectively and improve time-to-market for future product development. Though R&D investment will continue to be a priority, our goal is to decrease R&D run rate to an industry-competitive 15% of revenue by mid-2007.
The following table shows our consolidated expenses for R&D in each of the past three fiscal years ended December 31:

	2006	2005	2004
R&D expense	$1,940	$1,874	$1,975
R&D costs incurred on behalf of others*	16	28	40

Total	$1,956	$1,902	$2,015

*	These costs include research and development charged to customers pursuant to contracts that provided for full recovery of the estimated cost of development, material, engineering, installation and other applicable costs, which were accounted for as contract costs.
For additional information regarding R&D expenses, see “Results of Operations — Operating Expenses — Research and Development Expense” in the MD&A section of this report.

Intellectual Property
Intellectual property is fundamental to Nortel and the business of each of our reportable segments. We generate, maintain, use and enforce a substantial portfolio of intellectual property rights, including trademarks, and an extensive portfolio of patents covering significant innovations arising from R&D activities. We have entered into mutual patent cross-license agreements with several major companies to enable each party to operate with reduced risk of patent infringement claims. In addition, we license certain of our patents and/or technology to third parties, and license certain intellectual property rights from third parties. Our trademarks and trade names, Nortel and Nortel Networks, are two of our most valuable assets. We sell products primarily under these brand names. We have registered the Nortel and Nortel Networks trademarks, and many of our other trademarks, in countries around the world.
We use intellectual property rights to protect investments in R&D activities, strengthen leadership positions, protect our good name, promote our brand name recognition, enhance competitiveness and otherwise support business goals. See the Risk Factors section of the 2006 Annual Report.
Employee Relations
At December 31, 2006, we employed approximately 33,670 regular full-time employees (excluding employees on notice of termination and including employees of our joint ventures) including approximately:
•	12,860 regular full-time employees in the United States;

•	7,080 regular full-time employees in Canada;

•	5,950 regular full-time employees in EMEA; and

•	7,780 regular full-time employees in other countries.
We also employ individuals on a regular part-time basis and on a temporary full- or part-time basis, and engage the services of contractors as required. During 2006, approximately 2,760 regular full-time employees were hired.
Between 2004 and 2006, approximately 2,100 of our employees were transferred to Flextronics in connection with divestitures of manufacturing activities to Flextronics. In the fourth quarter of 2006, we sold substantially all of our assets and liabilities related to our UMTS access products and services to Alcatel-Lucent, resulting in the transfer of approximately 1,700 employees, primarily in France, Ottawa and Beijing. Additionally, in the second quarter of 2006, we announced plans to reduce our workforce by approximately 1,900 employees. Approximately 60% of those reductions were completed by year end. On February 7, 2007, we announced next steps in our Business Transformation Plan including a net reduction in our global workforce of approximately 2,900 positions, or the 2007 Restructuring Plan. We expect that approximately 70% of these reductions will take place in 2007. We also plan to shift approximately 1,000 positions to lower cost locations, with approximately 40% of this activity taking place in 2007. For more information on the 2007 Restructuring Plan, see “Executive Overview — Significant Business Developments in 2006 and 2007” in the MD&A section of this report.
For additional information, see “Sources and Availability of Materials” above in this section of this report, note 7, “Special charges”, to the accompanying audited consolidated financial statements and “Results of Operations — Operating Expenses — Special Charges” in the MD&A section of this report.
At December 31, 2006, labor contracts covered approximately 2% of our employees, including four contracts covering approximately 3% of Canadian employees, three contracts covering approximately 4% of EMEA employees, one contract covering all employees in Brazil, and one contract covering less than 1% of employees in the United States (employed by NGS).
Employee morale, satisfaction and career development continue to be important areas of focus. Although recruitment of skilled employees in recent years has been highly challenging in our industry, we saw an increase in recruitment success in some areas in 2006, especially with regard to new graduates. Our employee attrition rate has been relatively stable in 2006 and 2005, though slightly increased from 2004. We believe it will become increasingly important to our future success to attract, integrate and retain employees with very high levels of technical expertise, management skills, sales experience, financial expertise and other skill sets critical in this industry. See the Risk Factors section of the 2006 Annual Report.

Environmental Matters
Our business is subject to a wide range of continuously evolving environmental laws in various jurisdictions. We seek to operate our business in compliance with these changing laws and regularly evaluate their impact on operations, products and facilities. Existing and new laws may cause us to incur additional costs. In some cases, environmental laws affect our ability to import or export certain products to or from, or produce or sell certain products in, some jurisdictions, or have caused us to redesign products to avoid use of regulated substances. Although costs relating to environmental compliance have not had a material adverse effect on our capital expenditures, earnings or competitive position to date, there can be no assurance that such costs will not have a material adverse effect going forward. For additional information on environmental matters, see “Environmental Matters” in the MD&A section of this report and Legal Proceedings section of the 2006 Annual Report.
Financial Information about Segments and Product Categories
For financial information about segments and product categories, see note 6, “Segment information”, to the accompanying audited consolidated financial statements and “Segment Information” in the MD&A section of this report.
Financial Information by Geographic Area
For financial information by geographic area, see note 6, “Segment information”, to the accompanying audited consolidated financial statements and “Results of Operations — Revenues” in the MD&A section of this report.
Working Capital
For a discussion of our working capital practices, see note 11, “Long-term debt, credit and support facilities”, to the accompanying audited consolidated financial statements, “Liquidity and Capital Resources” and “Application of Critical Accounting Policies and Estimates” in the MD&A section of this report, the Risk Factors section of this report and “Sources and Availability of Materials” above in this section of this report.

GLOSSARY OF CERTAIN TECHNICAL TERMS
ATM (Asynchronous Transfer Mode) is a high-performance, cell-oriented switching and multiplexing technology that uses fixed-length packets to carry different types of traffic.
CDMA (code division multiple access) is a 2G digital mobile technology.
Determinism refers to the capability to identify the paths a service is taking over the network in order to simplify troubleshooting and to establish back-up paths ensuring 50-millisecond switch times.
DOC (Domain Optical Controller) is an intelligent software engine responsible for continuously monitoring and optimizing an entire optical network.
eDCO (electronic Dispersion Compensating Optics) extends wavelengths over 2,000 kilometers without regeneration, amplification or dispersion compensation.
EDGE (Enhanced Data GSM Environment) is a faster version of GSM.
eROADM (Enhanced Reconfigurable Optical Add/Drop Multiplexer) is a component of Nortel’s Common Photonic Layer (CPL), an agile, self-optimizing DWDM platform for cost-effective metro, regional and long haul networks. eROADM enables dynamic optical branching of up to five different optical paths in addition to basic add/drop of individual wavelengths.
Ethernet is the world’s most widely used standard (IEEE 802.3) for creating a local area network connecting computers and allowing them to share data.
Failover is the capability to switch automatically to a redundant or standby network device without human intervention when a failure occurs.
GPRS (General Packet Radio Service) is a 2.5G standard for wireless data communications based on GSM.
GSM (Global System for Mobile communications) is a 2G digital mobile technology.
GSM-R (Global System for Mobile Railway communications) is a secure wireless standard based on GSM for voice and data communication between railway drivers, dispatchers, shunting team members, train engineers, station controllers and other operational staff.
IMS (IP Multimedia Subsystem) is an open industry standard for voice and multimedia communications using the IP protocol as its foundation.
IP (Internet Protocol) is a standard that defines how data is communicated across the Internet.
IT means information technology.
JITC (Joint Interoperability Test Command) is the organization within the U.S. Defense Information Systems Agency (DISA) responsible for confirming that network elements meet all critical Defense Switched Network (DSN) requirements.
LAN (Local Area Network) is a computer network that spans a relatively small area — usually a single building or group of buildings — to connect workstations, personal computers, printers and other devices.
LTE (Long Term Evolution) is an evolving standard expected to enable wireless networks to support data transfer rates up to 100 megabits per second.
MIMO (Multiple Input Multiple Output) uses multiple antennas on wireless devices to send data over multiple pathways and recombine it at the receiving end, improving transmission efficiency, distance, speed and quality.

MPLS (MultiProtocol Label Switching) is a data-carrying mechanism that emulates some properties of a circuit-switched network over a packet-switched network.
MVNO (mobile virtual network operator) is a wireless service provider without radio spectrum or network infrastructure that buys minutes of use for sales to its customers under its brand from another wireless service provider.
OFDM (Orthogonal Frequency-Division Multiplexing) is a technique used with wireless local area networks (LANs) to transmit large amounts of digital data over a large number of carriers spaced at precise radio frequencies.
PBB (Provider Backbone Bridging) extends the ease-of-use, high capacity and lower cost of Ethernet technology beyond corporate networks to service provider networks by providing sufficient additional addressing space for orders of magnitude greater scalability.
PBT (Provider Backbone Transport) is an innovative technology that delivers the TDM-like connection management characteristics service providers are familiar with to traditionally connectionless Ethernet.
QoS (Quality of Service) refers to control mechanisms that prioritize network traffic to ensure sufficient bandwidth for real-time, delay-sensitive applications like VoIP and IPTV.
SIP (Session Initiation Protocol) is an IP telephony signaling protocol developed by the IETF (Internet Engineering Task Force) primarily for VoIP but flexible enough to support video and other media types as well as integrated voice-data applications.
Six Sigma is a popular business improvement methodology employed by many companies to eliminate defects and improve customer satisfaction.
SOA (Service Oriented Architecture) uses a range of technologies that define use of loosely coupled software services to support requirements of business processes and software users. SOA allows independent services with defined interfaces to perform tasks in a standard way without having foreknowledge of the calling application.
SONET/SDH (Synchronous Optical NETwork/Synchronous Digital Hierarchy) is a method for distributing digital information over optical fiber and allowing communication between interfacing equipment from different vendors. SONET is the protocol for North America and Japan while SDH is the definition for Europe.
UMB (Ultra Mobile Broadband) is an evolving standard expected to enable wireless networks to support data transfer rates up to 280 megabits per second.
VoIP (voice over IP) refers to routing voice over the Internet or any IP (Internet Protocol)-based network.
WAN (Wide Area Network) is a wired and wireless long-distance communications network that covers a wide geographic area — a state or country, for example — to connect LANs.
WDM (wave division multiplexing) is used with optical fiber to modulate several data streams onto a different part of the light spectrum.
WiMAX (Worldwide Interoperability for Microwave Access) is a long-range wireless networking standard for broadband wireless access networks.